EXHIBIT 5.1


                         OPINION OF LATHAM & WATKINS LLP

                              Latham & Watkins LLP
                           505 Montgomery St. Ste 1900
                          San Francisco, CA 94111-2562

June 30, 2004

Tegal Corporation
2201 South McDowell Blvd.
Petaluma, California  94954

         Re:      Registration Statement on Form S-3
                  9,151,661 shares of Common Stock, par value $0.01 per share
                  -----------------------------------------------------------

Ladies and Gentlemen:

      In connection with the registration by Tegal Corporation, a Delaware corporation (the "COMPANY"), of the resale of 9,151,661 shares (the "SHARES") of the Company's common stock, par value $ 0.01 per share (the "COMMON STOCK"), including 8,851,661 shares (the "PURCHASED SHARES") to be issued and sold at the discretion of the Company to Kingsbridge Capital Limited under an Amended and Restated Common Stock Purchase Agreement dated as of May 19, 2004 (the "PURCHASE AGREEMENT") and 300,000 shares (the "WARRANT SHARES") issuable to Kingsbridge Capital Limited upon its exercise of a warrant to purchase Common Stock (the "WARRANT"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on June 30, 2004, (the "REGISTRATION STATEMENT"), you have requested our opinion set forth below.

      In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

      We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

      Subject to the  foregoing,  it is our opinion  that as of the date hereof,
(a) the Purchased Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Purchase Agreement, will be validly issued, fully paid and nonassessable, and (b) the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrant, will be validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                         Very truly yours,